Exhibit 99.2

FOR IMMEDIATE RELEASE

SRx Health Solutions Announces Receipt of Warning Letter from NYSE American

NORTH PALM BEACH, FL — February 20, 2026 — SRx Health Solutions, Inc. (NYSE American: SRXH) (the “Company”) today announced that on February 18, 2026, it received a public warning letter (the “Letter”) from the NYSE Regulation Staff of the New York Stock Exchange (the “Exchange”) notifying the Company that it failed to comply with Sections 301 and 713 of the NYSE American LLC Company Guide (the “Company Guide”).

The Letter relates to the issuance of approximately 7.5 million shares (the “Subject Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), between December 31, 2025 and January 23, 2026, upon conversion of certain shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”). The Preferred Shares were issued pursuant to a Securities Purchase Agreement, dated October 27, 2025, by and among the Company and certain investors (the “Agreement”). The Agreement and the Preferred Shares are described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2025. Specifically, the Letter states that the Company failed to file an application to obtain the Exchange’s listing approval for the issuance of additional shares of the Common Stock as required under Section 301 of the Company Guide and failed to obtain stockholder approval of an issuance that exceeded 20% of the Common Stock outstanding, as required under Section 713 of the Company Guide.

The Company filed an application to obtain the Exchange’s listing approval for the issuance of the Common Stock issuable upon conversion of the Preferred Shares on December 12, 2025. At the time of such filing, the conditions precedent to the conversion of the Preferred Shares under the Agreement had not been met and no shares of Common Stock had been issued in connection therewith.

The Company obtained stockholder approval of the issuance of the Preferred Shares, and the issuance of the Common Stock upon the conversion thereof, including the potential for such issuance to exceed 20% of the Common Stock then-outstanding, by written consent of the stockholders on October 8, 2025. Such stockholder actions taken by written consent are described in the Company’s Definitive Schedule 14C filed with the SEC on October 20, 2025. The Exchange has advised the Company that such stockholder approval was deficient under the Exchange’s unpublished internal guidance on generic proxy proposals, which led to the violations set forth in the Letter.

As of the date of this Current Report, all of the Preferred Shares have been either converted into Common Stock or redeemed by the Company, and no Preferred Shares are outstanding. Such redemption of Preferred Shares is described in the Company’s Current Report on Form 8-K filed with the SEC on February 12, 2026.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “expect,” “intend,” “aim,” “plan,” “may,” “could,” “target,” and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks include, but are not limited to, the ability to complete the proposed transaction, shareholder approvals, market conditions, regulatory considerations, and other risks described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them, except as required by law.

Company Contact

SRx Health Solutions, Inc.

Kent Cunningham, Chief Executive Officer

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

212-896-1254

valter@kcsa.com